FORM F-4

                   QUARTERLY REPORT UNDER SECTION 13

                    OF THE SECURITIES EXCHANGE ACT

                      OF 1934 FOR QUARTER ENDED

                            JUNE 30, 1995



                   F.D.I.C. CERTIFICATE NO. 26400-8

                             BANK OF UNION
                        201 N. CHARLOTTE AVENUE
                             P.O. BOX 1459
                   MONROE, NORTH CAROLINA 28111-1459


             I.R.S. EMPLOYER IDENTIFICATION NO. 56-1423761

                       TELEPHONE:  (704) 289-9555


         Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days

                  YES__X__                   No_____


                             Common Stock

                      (PAR VALUE $1.25 PER SHARE)

                      2,192,270 SHARES OUTSTANDING
                          AS OF JUNE 30, 1995

                           BANK OF UNION AND SUBSIDIARY


                                       INDEX




Item 1.  FINANCIAL STATEMENTS:

         Consolidated Balance Sheets - June 30, 1995 (Unaudited)
         and December 31, 1994............................................. 3


         Consolidated Statements of Income and Retained Earnings -
         Three Months Ended June 30, 1995 and 1994 (Unaudited)............. 4


         Consolidated Statements of Income and Retained Earnings -
         Six Months Ended June 30, 1995 and 1994 (Unaudited)............... 5

         Consolidated Statements of Cash Flows - Six Months Ended
         June 30, 1995 and 1994 (Unaudited)................................ 6


         Notes to Consolidated Financial Statements (Unaudited)............ 7



Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS......................................... 8

                                  Bank of Union and Subsidiary
                                   Consolidated Balance Sheet
                              June 30, 1995 and December 31, 1994


                                                            June 30, 1995    December 31,
                                                             (Unaudited)         1994
                                                            ______________   ____________
ASSETS
Cash and due from banks                                   $     6,185,500      5,245,250
Interest-bearing due from banks                                 2,477,138      2,537,451
Federal funds sold                                              2,565,000        625,000
Interest-bearing bank time deposits                             2,000,000      1,000,000
Securities available for sale                                   6,033,632      6,751,456
Securities held to maturity (estimated market value of
  $26,717,318 and $20,678,808 at June 30, 1995 and
  December 31, 1994, respectively)                             26,058,013     21,076,347
Loans                                                          86,353,974     83,927,205
    Less allowance for loan losses                             (1,546,705)    (1,314,606)
                                                            ______________   ____________
      Loans, net                                               84,807,269     82,612,599

Premises and equipment, net                                     1,570,868      1,596,493
Other assets                                                    1,889,928      1,968,535
                                                            ______________   ____________
        Total assets                                      $   133,587,348    123,413,131
                                                            ==============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                                 19,452,359     15,663,116
    Interest-bearing demand                                    24,080,965     26,037,405
    Savings                                                     6,983,047      6,602,084
    Time, $100,000 or more                                     14,463,887     14,991,410
    Other time                                                 51,877,349     43,173,831
                                                            ______________   ____________
        Total deposits                                        116,857,607    106,467,846

Other borrowings                                                4,574,370      4,707,259
Drafts outstanding                                                484,811      1,413,398
Other liabilities                                                 577,974        749,887
                                                            ______________   ____________
        Total liabilities                                     122,494,762    113,338,390
                                                            ______________   ____________

Stockholders' equity:
    Common stock - $1.25 par value.  Authorized - 6,000,000
      shares.  Issued and outstanding - 2,192,270 shares at
      June 30, 1995 and 2,184,979 at December 31, 1994          2,740,337      2,731,224
    Additional paid-in capital                                  5,061,579      5,039,149
    Retained earnings                                           3,328,289      2,552,085
    Net unrealized holding losses on securities available
      for sale                                                    (37,619)      (247,717)
                                                            ______________   ____________
        Total stockholders' equity                             11,092,586     10,074,741
                                                            ______________   ____________
Total liabilities and stockholders' equity                $   133,587,348    123,413,131
                                                            ==============   ============

See accompanying notes to consolidated financial statements.

                               Bank of Union and Subsidiary
                 Consolidated Statements of Income and Retained Earnings
                    for the Three Months Ended June 30, 1995 and 1994
                                       (Unaudited)


                                                           1995           1994
   Interest income:                                    ____________   ____________

     Interest and fees on loans                      $   2,015,733      1,555,028
     Interest on Federal funds sold                         36,682         16,694
     Interest on bank time deposits                         20,712          4,499
     Interest on interest-bearing due from banks            69,250         13,362
     Interest on investment securities:
       U.S. Government and agency obligations              338,267        234,851
       State, county and municipal obligations             110,182        100,992
     Interest on other                                       7,259          4,799
                                                       ____________   ____________
         Total interest income                           2,598,085      1,930,225

   Interest expense:
     Interest on deposits:
       Demand                                              142,815        130,532
       Savings                                              36,570         36,736
       Time, $100,000 or more                              239,083        113,582
       Other time                                          689,347        400,191
     Interest on Federal funds purchased                         -            488
     Interest on other borrowings                           73,396         34,151
                                                       ____________   ____________
       Total interest expense                            1,181,211        715,680
                                                       ____________   ____________

       Net interest income                               1,416,874      1,214,545
   Provision for loan losses                               115,000         70,000
                                                       ____________   ____________
       Net interest income after provision for loan
         losses                                          1,301,874      1,144,545

   Other operating income:
     Service charges on deposit accounts                   220,719        219,921
     Insurance commissions and other income                159,361         90,427
     Gain/(loss) on sale of securities                     (14,538)         1,625
     Credit card income                                    562,093        218,084
                                                       ____________   ____________
       Total other operating income                        927,635        530,057

   Other operating expenses:
     Compensation                                          556,939        513,173
     Occupancy                                              90,084         89,646
     Equipment                                              94,502         88,539
     Advertising                                            31,207         16,088
     Professional services                                  34,335         29,945
     Postage                                                26,057         21,042
     Printing and supplies                                  40,729         40,179
     FDIC insurance premium                                 58,666         51,251
     Credit card expense                                   551,680        167,965
     Other expenses                                        155,945        201,234
                                                       ____________   ____________
       Total other operating expenses                    1,640,144      1,219,062
                                                       ____________   ____________

   Income before income taxes                              589,365        455,540
   Less: Income tax expense                                171,900        136,600
                                                       ____________   ____________
   Net income                                        $     417,465        318,940

   Retained earnings - beginning of period               2,910,824      2,270,794
   Retained earnings - end of period                 $   3,328,289      2,589,734
                                                       ============   ============

   Net income per share (note 2)                     $        0.19           0.15
                                                              ====           ====

   See accompanying notes to consolidated financial statements.

                               Bank of Union and Subsidiary
                 Consolidated Statements of Income and Retained Earnings
                     for the Six Months Ended June 30, 1995 and 1994
                                       (Unaudited)


                                                           1995              1994
                                                       ____________      ____________
Interest income:
  Interest and fees on loans                         $   3,944,849         2,995,778
  Interest on Federal funds sold                            51,822            26,069
  Interest on bank time deposits                            27,258            14,087
  Interest on interest-bearing due from banks              125,405            23,722
  Interest on investment securities:
    U.S. Government and agency obligations                 631,092           409,095
    State, county and municipal obligations                220,518           197,643
  Interest on other                                         13,812             8,791
                                                       ____________      ____________
      Total interest income                              5,014,756         3,675,185

Interest expense:
  Interest on deposits:
    Demand                                                 283,994           256,626
    Savings                                                 72,280            69,034
    Time, $100,000 or more                                 411,783           218,571
    Other time                                           1,290,864           785,827
  Interest on Federal funds purchased                            -               994
  Interest on other borrowings                             150,333            62,747
                                                       ____________      ____________
    Total interest expense                               2,209,254         1,393,799
                                                       ____________      ____________

    Net interest income                                  2,805,502         2,281,386
Provision for loan losses                                  255,000           132,000
                                                       ____________      ____________
Net interest income after provision for loan losses      2,550,502         2,149,386

Other operating income:
  Service charges on deposit accounts                      436,753           438,250
  Insurance commissions and other income                   261,730           261,362
  Gain/(loss) on sale of securities                        (11,821)           18,813
  Credit card income                                       973,719           301,164
                                                       ____________      ____________
    Total other operating income                         1,660,381         1,019,589

Other operating expenses:
  Compensation                                           1,129,732         1,040,168
  Occupancy                                                181,112           175,061
  Equipment                                                180,329           182,419
  Advertising                                               41,662            31,082
  Professional services                                     62,916            54,698
  Postage                                                   48,987            36,906
  Printing and supplies                                     69,786            67,777
  FDIC insurance premium                                   117,331           102,501
  Credit card expense                                      958,339           250,611
  Other expenses                                           321,485           343,420
                                                       ____________      ____________
    Total other operating expenses                       3,111,679         2,284,643
                                                       ____________      ____________

Income before income taxes                           $   1,099,204           884,332
Less: Income tax expense                                   323,000           264,800
                                                       ____________      ____________
Net income                                                 776,204           619,532

Retained earnings - beginning of period                  2,552,085         1,970,202
Retained earnings - end of period                    $   3,328,289         2,589,734
                                                       ============      ============

Net income per share (note 2)                        $        0.35              0.28
                                                              ====              ====

See accompanying notes to consolidated financial statements.

                                 Bank of Union and Subsidiary
                             Consolidated Statements of Cash Flows
                        for the Six Months Ended June 30, 1995 and 1994
                                          (Unaudited)


                                                                     1995          1994
                                                                 ____________  ____________
Cash flows from operating activities:
  Net Income                                                   $     776,204       619,532
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for loan losses                                      255,000       132,000
      Depreciation and amortization                                  127,318        98,360
      Amortization (accretion) on investment securities              (62,761)       23,590
      (Gain) loss on sale of securities available for sale            11,821       (18,813)
      Increase in other assets                                       (53,810)      (71,874)
      Increase (decrease) in other liabilities                      (171,914)      101,115
      (Gain) loss on sale of premises and equipment                    1,267        (4,962)
                                                                 ____________  ____________
    Net cash provided by operating activities                        883,125       878,948
                                                                 ____________  ____________
Cash flows from investing activities:
  Proceeds from maturities of interest-bearing bank time deposits  1,000,000     1,500,000
  Purchases of interest-bearing bank time deposits                (2,000,000)            -
  Proceeds from sales of securities available for sale             1,768,148     1,019,629
  Proceeds from maturities of securities available for sale                -     1,500,000
  Proceeds from maturities of securities held to maturity          4,500,000             -
  Purchases of securities available for sale                        (978,594)     (629,142)
  Purchases of securities held to maturity                        (9,455,542)   (8,763,629)
  Principal collected on mortgage-backed securities                  271,415       535,401
  Net increase in loans made to customers                         (2,449,670)   (3,333,680)
  Purchases of premises and equipment                                (78,773)      (70,217)
  Proceeds from sales of premises and equipment                            -        13,300
                                                                 ____________  ____________
    Net cash used in investing activities                         (7,423,016)   (8,228,338)
                                                                 ____________  ____________
Cash flows from financing activities:
  Net increase (decrease) in demand deposits and savings accounts  2,213,766      (520,155)
  Net increase in time deposits                                    8,175,995     2,959,103
  Net decrease in drafts outstanding                                (928,587)     (247,057)
  Net increase (decrease) in securities sold under
    agreements to repurchase                                          59,968      (245,945)
  Principal repayments of long-term borrowings                      (192,857)      (50,000)
  Proceeds from issuance of common stock                              31,543             -
                                                                 ____________  ____________
    Net cash provided by financing activities                      9,359,828     1,895,946
                                                                 ____________  ____________
    Net increase (decrease) in cash and cash equivalents           2,819,937    (5,453,444)

    Cash and cash equivalents at beginning of period               8,407,701    10,035,362
                                                                 ____________  ____________
    Cash and cash equivalents at end of period                 $  11,227,638     4,581,918
                                                                 ============  ============

Supplemental disclosures of cash flow information:
  Cash paid during the period for :
      Interest                                                 $   2,203,093     1,408,370
      Income Taxes                                                   398,000       143,400
                                                                 ============  ============

  See accompanying notes to consolidated financial statements.

                              Bank of Union and Subsidiary
                       Notes to Consolidated Financial Statements
                           June 30, 1995 and December 31, 1994



(1) The interim consolidated financial statements are unaudited. In the opinion of management, these accompanying unaudited financial statements contain all adjustments (consisting of only normal, recurring adjustments,) necessary to present fairly the financial position as of June 30, 1995, the results of operations for the three and six months ended June 30, 1995 and 1994, and the cash flows for the six months ended June 30, 1995 and 1994.


(2) Income per share, based on the weighted average number of shares outstanding during the period, excludes common stock equivalent shares assuming the exercise of outstanding stock options because their effect on income per share is not material. Weighted average shares outstanding were 2,188,524 and 2,184,373 for the six months ended June 30, 1995 and 1994, respectively.


(3) In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. No material losses are anticipated as a result of these transactions. Unused commitments to fund loans were approximately $19,858,000 at June 30, 1995. Commitments under standby letters of credit were approximately $833,000 at June 30, 1995.


(4) A description of other significant accounting policies is presented in the December 31, 1994 annual report.

                             Bank of Union and Subsidiary

Management's Discussion and Analysis of Financial Condition at June 30, 1995, Compared with December 31, 1994, and the Results of Operations for the Three Months and Six Months Ended June 30, 1995 and 1994
_____________________________________________________________________________

Liquidity and Capital Resources
_______________________________

   The Bank's consolidated assets increased by $10,174,217 to $133,587,348 at June 30, 1995. Total assets at December 31, 1994 were $123,413,131.

   Net loans outstanding rose to $84,807,269 at June 30, 1995 from $82,612,599 at December 31, 1994, an increase of $2,194,670 or 2.7%. The allowance for loan losses increased 17.7% to $1,546,705 or 1.8% of gross loans.

   Securities held to maturity and securities available for sale increased by $4,263,842 to $32,091,645 at June 30, 1995. Federal funds sold increased by $1,940,000. Deposits increased $10,389,761 to $109,097,158 at June 30, 1995 from the December 31, 1994 level of $106,467,846. Other borrowings include $2,707,143 in Federal Home Loan Bank advances as of June 30, 1995.

   Stockholders' equity at June 30, 1995 increased by $1,017,845 from net income, exercise of stock options, and a net decrease in unrealized holding loss on securities available for sale. Stockholders' equity as a percent of total assets was 8.3% and 8.5% at June 30, 1995 and December 31, 1994 respectively.


Results of Operations - Six Months Ended June 30, 1995 and 1994
_______________________________________________________________________________

   Net interest income for the six months ended June 30, 1995 was $2,805,502 compared to $2,281,386 for the six months ended June 30, 1994. The increase is primarily due to the increase in yield on earning assets, resulting in an improved net interest margin.

   Other operating income increased $640,792 or 62.8% from the prior year due to growth in the Bank's merchant credit card program.

   Other operating expenses increased by $827,036 or 36.2% from the prior year. Although all expenses have increased to support the overall growth of the bank, a large portion of the increase is due to the merchant credit card program.


Results of Operations - Three Months Ended June 30, 1995 and 1994
_______________________________________________________________________________

   Net interest income for the three months ended June 30, 1995 was $1,416,874 compared to $1,214,545 for the three months ended June 30, 1994. The increase is primarily due to the increase in yield on earning assets, resulting in an improved net interest margin.

   Other operating income increased $397,578 or 75.0% from the prior year due to growth in the Bank's merchant credit card program.

   Other operating expenses increased by $421,082 or 34.5% from the prior year. Although all expenses have increased to support the overall growth of the bank, a large portion of the increase is due to the merchant credit card program.

                                     BANK OF UNION

                                       SIGNATURES


Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:


                                             BANK OF UNION



Date: 8-9-95                                By: (Signature of H. Clark Goodwin)
                                                 H. Clark Goodwin
                                                 President and Chief Executive
                                                 Officer




Date: August 9, 1995                         By: (Signature of Charla L. Kurtz)
                                                 Charla L. Kurtz
                                                 Vice President and Controller